Contact:	Pamela Schreiber
Investor Relations
Atlas Pipeline Partners
1845 Walnut St. - 10th Floor
Philadelphia, PA 19103
(215) 546-5005
(215) 546-5388 (facsimile)

Atlas Pipeline Partners, L.P.
Reports Results
For the Three Months Ended March 31, 2005

Philadelphia, PA May 3, 2005 - Atlas Pipeline Partners, L.P. (NYSE: APL) (the “Partnership or APL”) reported:

•	Revenues of $47.3 million for the three months ended March 31, 2005 compared to $4.2 million for the three months ended March 31, 2004.
•
Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, was $7.7 million for the three months ended March 31, 2005 compared to $3.1 million for the three months ended March 31, 2004 - a 148% increase.

•
Our distribution for the three month period ended March 31, 2005 was $.75 per limited partner unit compared to $.63 per limited partner unit for the three month period ended March 31, 2004 - a 19% increase as a result of the continued growth in distributable cash flow generated by our operations.

•	Net income was $4.3 million or $.39 per limited partner unit for three months ended March 31, 2005 compared to $2.5 million or $.49 per limited partner unit for the three months ended March 31, 2004.

The significant increase in revenue, EBITDA, net income and quarterly distribution from period to period is reflective of our continued growth, including the July 2004 acquisition of our initial Oklahoma operations, and the resulting growth in cash available for distribution.

Net income per limited partner unit decreased largely as a result of substantial increases in non-cash expense, principally a tax-sheltering rise in depreciation and amortization. Furthermore, common units outstanding during the three months ended March 31, 2005 increased substantially as a result of the Partnership’s issuing 2.85 million units in follow-on equity offerings in April and July 2004.

The following table reconciles EBITDA to our net income for the three months ended March 31, 2005 and 2004. (See Note 1)

	Three Months Ended
	March 31,
	2005	2004
	(in thousands - unaudited)
Net income	$4,250	$2,477
Non-cash gain on derivative value	(75)	-
Non-cash compensation	449	-
Interest expense	1,135	63
Depreciation and amortization	1,929	518
EBITDA (see Note 1)	$7,688	$3,058

_________________________

Note 1.
EBITDA represents net income before non-cash gain on derivative value, non-cash compensation, interest expense, income tax (not applicable to the Partnership), depreciation and amortization. Management of APL believes that EBITDA provides additional information with respect to APL’s ability to meet its debt service, capital expense and working capital requirements. EBITDA is a commonly used measure of a business’ ability to generate cash flow without consideration of its financing structure. This measure is widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. It is also a financial measurement that, with certain negotiated adjustments, is reported to APL’s banks to establish conformance with its financial covenants under its current credit facility. EBITDA is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, or cash flows from operating activities prepared in accordance with GAAP.

Highlights of the Quarter:

Corporate Activity

●
In March 2005 we agreed to acquire the “Elk City System” for $192 million, a gas gathering and processing system consisting of more than 315 miles of pipeline with a treating facility in Prentiss Oklahoma and a processing facility in Elk City, Oklahoma. This transaction was successfully closed in April 2005 utilizing a new $270 million credit facility - after the end of our first quarter and is not included in these financial statements.

●	In March 2005 we declared our largest regular quarterly distribution in the amount of $.75 per unit.
●	During the first quarter of 2005 and more recently in April 2005 we added to our hedge position to enhance our revenue stability through 2007.

Operating Activity

●	In the Mid-continent - Velma System
●	We added 37 wells to our system in the three months ended March 31, 2005 - a total of 128 new wells since we acquired these operations in July 2004.
●
Our processed gas stream averaged 77,763 million British Thermal Units (mmbtu) per day (equivalent to 64,956 thousand cubic feet per day) during the three month period ended March 31, 2005 resulting in equity sales averaging 4,972 mmbtu per day of gas, 1,551 barrels per day of natural gas liquids and 243 barrels per day of condensate.

●	In Appalachia
●
We connected 87 new Atlas America wells to our system in the quarter ended March 31, 2005 compared to 79 wells in the similar period ended March 31, 2004. We connected 364 wells during the twelve months ended March 31, 2005, including 21 third party wells, compared to 274 in the similar period ended March 31, 2004.

●
Our throughput increased to an average of 52.4 million cubic feet per day compared to 51.4 million cubic feet per day in the similar period ended March 31, 2004. The average transportation rate increased to $1.03 per mcf during the similar period ended March 31, 2005 from $.90 per mcf during the three months ended March 31, 2004.

Atlas Pipeline Partners, L.P. is active in the gas gathering and processing segment of the mid-stream natural gas industry. In the Mid-Continent region of Oklahoma and northern Texas and, including the April 14, 2005 acquisition of the Elk City system, APL owns and operates approximately 2,200 miles of gas gathering pipeline. APL transports approximately 325 million cubic feet of gas per day from more than 880 receipt points or wells to its gas processing and treating facilities in Velma, Elk City and Prentiss, Oklahoma where natural gas liquids (NGL) and impurities are removed. APL then sells the resulting residue gas and NGL and remits a portion of those proceeds to the producer. In Appalachia, it owns and operates more than 1,440 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio to which more than 4,800 wells are currently connected. APL gathers approximately 52.4 million cubic feet ("mmcf") of gas per day from these wells. In the Mid-Continent and in Appalachia the fees paid to APL are based on a percentage of the gross selling price of the gas or NGL, fixed fee per mcf transported or on percent of index. For more information, visit our website at www.atlaspipelinepartners.com or contact pschreiber@atlaspipelinepartners.com.

Atlas America, Inc. (Nasdaq:ATLS), the parent company of Atlas Pipeline Partners, L.P.’s general partner, and owner of 1,641,026 units of limited partner interest of APL, is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at pschreiber@atlasamerica.com.

Statements made in this release may include forward-looking statements, which involve substantial risks and uncertainties. The Partnership’s actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of many factors, including competition within the energy industry, climactic conditions, volatility in the price of gas in the Appalachian and mid-continent area, actual versus projected drilling activity, volumetric production from wells connected to the Partnership’s gas-gathering pipeline system, and the cost of supplies and services in the energy industry and the other factors disclosed under “risk factors” in our most recent 10-K.

The remainder of this release contains the Partnership’s consolidated balance sheets, statements of income and information related to its throughput volumes and related rates during the periods indicated.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)

	March 31,	December 31,
ASSETS	2005	2004
	(Unaudited)
Current assets:
Cash and cash equivalents	$9,695	$18,214
Accounts receivable−affiliates	−	1,496
Accounts receivable	16,566	13,769
Prepaid expenses	1,155	1,056
Total current assets	27,416	34,535

Property, plant and equipment, net	179,847	175,259

Goodwill (net of accumulated amortization of $285)	2,305	2,305

Other assets	6,319	4,686
	$215,887	$216,785

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Current portion of long-term debt	$2,303	$2,303
Accrued liabilities	2,677	2,619
Hedge liability	8,673	1,959
Accrued producer liabilities	12,456	10,996
Accounts payable	1,395	2,341
Accounts payable - affiliates	963	−
Distribution payable	6,904	6,467
Total current liabilities	35,371	26,685

Other long-term liabilities	3,160	1,247

Long-term debt, less current portion	51,570	52,149

Commitments and contingencies	−	−

Partners’ capital:
Common unitholders; 7,204,790 and 5,563,659 units outstanding	133,192	135,759
Subordinated unitholder, 0 and 1,641,026 units outstanding	−	2
General partner	2,181	2,261
Accumulated other comprehensive loss	(9,587)	(1,318)
Total partners’ capital	125,786	136,704
	$215,887	$216,785

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(in thousands, except per unit data)
(Unaudited)

	2005	2004
Revenues:
Natural gas and liquids	$42,334	$-
Transportation and compression - affiliates	4,847	4,193
Transportation and compression - third party	15	17
Interest income and other	81	36
Total revenues and other income	47,277	4,246

Costs and expenses:
Natural gas and liquids	35,459	−
Plant operating	1,204	−
Transportation and compression	676	607
General and administrative	1,975	468
Compensation reimbursement - affiliates	513	113
Terminated acquisition costs	136	−
Depreciation and amortization	1,929	518
Interest	1,135	63
Total costs and expenses	$43,027	$1,769

Net income	$4,250	$2,477
Net income - limited partners	$2,830	$2,122
Net income - general partner	$1,420	$355

Basic and diluted net income per limited partner unit	$.39	$.49
Weighted average limited partner units outstanding	7,205	4,355

Results of Operations:

The following table sets forth certain information relating to the average volumes transported or delivered, average gross margin rate per mcf and average transportation rates per mcf for the periods indicated.

	Three Months Ended
	March 31,
	2005	2004
	(Unaudited)
Mid-Continent - Velma System
Gas
Gross natural gas processed - mmbtu/day	77,763	-
Gross residue natural gas - mmbtu/day	50,096	-
Gross natural gas sales - mmbtu/day	47,231	-
Equity natural gas sales - mmbtu/day	4,972	-
Gross margin (in thousands)	$2,519	$-
Natural gas sales equity percentage	11%	-
Natural Gas Liquid
Gross NGL sales - barrels/day	6,403	-
Equity NGL sales - barrels/day	1,551	-
NGL gross margin	$3,963	$-
NGL equity percentage	24%	-
Condensate
Gross condensate sales - barrels/day	243	-
Equity condensate sales - barrels/day	243	-
Condensate gross margin	$702	$-

Appalachia
Gas
Throughput - mcf/day	52,371	51,437
Average transportation rate per mcf	$1.03	$.90
Total transportation and compression revenue (in thousands)	$4,862	$4,210
______________________________
Mmbtu - million British Thermal Units

Mcf - thousand cubic feet